March 2026
Pricing Supplement
Dated March 31, 2026
Registration Statement No. 333-283969
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 26, 2025
Underlier Supplement dated February 26, 2025
and Product Supplement MLN-EI-1 dated February 26, 2025)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Buffered PLUS will pay no interest and provide a minimum payment at maturity of only 10% of the stated principal amount. At maturity, if the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket, subject to the maximum payment at maturity. If the final basket value is less than or equal to the initial basket value, but not by more than the buffer amount of 10%, investors will receive the stated principal amount at maturity. However, if the final basket value is less than the initial basket value by more than the buffer amount, investors will lose 1% for every 1% that the final basket value falls below the initial basket value in excess of the buffer amount and could lose up to 90% of the stated principal amount. Accordingly, the Buffered PLUS do not guarantee the full return of principal at maturity and you could lose up to 90% of your investment in the Buffered PLUS. The Buffered PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that each apply to a limited range of performance of the basket. The Buffered PLUS are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD” or “we”). The Buffered PLUS are notes issued as part of TD’s Senior Debt Securities, Series H.
All payments on the Buffered PLUS are subject to the credit risk of TD. If TD were to default on its payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment in the Buffered PLUS. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Basket:	Basket component	Bloomberg ticker	Basket component weighting	Initial basket component value*	Multiplier**
	Russell 2000® Index	RTY	30.00%	2,496.374	0.012017430
	S&P 500® Index	SPX	70.00%	6,528.52	0.010722185
* The initial basket component value of each basket component is its basket component closing value on the pricing date.
** Rounded to nine decimal places.
Aggregate principal amount:	$3,589,000
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	March 31, 2026
Original issue date:
April 6, 2026 (4 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS in the secondary market on any date prior to one business day before delivery of the Buffered PLUS will be required, by virtue of the fact that the Buffered PLUS initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	March 31, 2028, subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Maturity date:	April 5, 2028, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per Buffered PLUS:
◾       If the final basket value is greater than the initial basket value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
◾        If the final basket value is less than or equal to the initial basket value, but not by more than the buffer amount:
$1,000.00
◾        If the final basket value is less than the initial basket value by more than the buffer amount
$1,000.00 + [$1,000.00 × (basket return + buffer amount)]
If the final basket value is less than the initial basket value by more than the buffer amount, you will lose 1% for every 1% that the final basket value falls below the initial basket value in excess of the buffer amount and could lose up to 90% of your investment in the Buffered PLUS.

Basket return:	(final basket value − initial basket value) / initial basket value
Buffer amount:	10%
Leverage factor:	200%
Leveraged upside payment:	$1,000.00 × leverage factor × basket return
Maximum gain:	20.84%
Maximum payment at maturity:	$1,208.40 per Buffered PLUS (120.84% of the stated principal amount)
Initial basket value:
100.00, which is equal to the sum of the products (i) of the initial basket component values of each of the basket components, as set forth under “Basket — Initial basket component value” above, and (ii) the applicable multiplier for each of the basket components.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:
The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:
With respect to each basket component, as determined by the calculation agent and as described in the accompanying product supplement under “General Terms of the Notes — Determining the Level of the Reference Asset — Closing Level”, and as may be adjusted as described in the accompanying product supplement under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”.

Multiplier:
As specified above under ‘Basket”, the multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS. See “Basket — Multiplier” above.

CUSIP/ISIN:	89115LNC8 / US89115LNC80
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	TD
Agent:
TD Securities (USA) LLC (“TDS”), an affiliate of TD. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

Estimated value on the pricing date:
The estimated value of your Buffered PLUS at the time the terms of your Buffered PLUS were set on the pricing date was $962.70 per Buffered PLUS, as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 9 and “Additional Information About the Buffered PLUS — Additional information regarding the estimated value of the Buffered PLUS” herein. The estimated value is less than the public offering price of the Buffered PLUS.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered PLUS:	$1,000.00	$20.00(a) + $5.00(b) $25.00	$975.00
Total:	$3,589,000.00	$89,725.00	$3,499,275.00
(1)
TDS has agreed to purchase the Buffered PLUS from TD at the price to public less a fee of $25.00 per Buffered PLUS. TDS has agreed to resell all of the Buffered PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.
The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Buffered PLUS or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Buffered PLUS are unsecured and are not savings accounts or insured deposits of a bank. The Buffered PLUS are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Buffered PLUS will not be listed or displayed on any securities exchange or electronic communications network.
We will deliver the Buffered PLUS in book-entry only form through the facilities of The Depository Trust Company on the original issue date against payment in immediately available funds.

Product supplement dated February 26, 2025	Underlier supplement dated February 26, 2025	Prospectus dated February 26, 2025

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About TD and the Buffered PLUS
You should read this pricing supplement together with the prospectus dated February 26, 2025, as supplemented by the product supplement MLN-EI-1 dated February 26, 2025 and the underlier supplement dated February 26, 2025, relating to our Senior Debt Securities, Series H, of which these Buffered PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the accompanying prospectus. The Buffered PLUS vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and in “Risk Factors” in the prospectus, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, “TD,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
TD reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, TD will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case TD may reject your offer to purchase.

March 2026	Page 2

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Overview
Buffered Performance Leveraged Upside Securities
Principal at Risk Securities
The Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 can be used:
◾
As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket, subject to the maximum payment at maturity; however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the basket components (the “basket component constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the basket beyond a value that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

◾	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
◾
To achieve similar levels of upside exposure to the basket as a hypothetical direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

◾	To obtain a buffer against a specified percentage of negative performance of the value of the basket.
Maturity:	Approximately 24 months
Buffer Amount:	10%
Leverage factor:	200% (applicable only if the final basket value is greater than the initial basket value)
Maximum payment at maturity:	$1,208.40 per Buffered PLUS (120.84% of the stated principal amount)
Maximum gain:	20.84%
Coupon:	None
Minimum payment at maturity:	$100.00 (10% of the stated principal amount).
Basket component weighting:	Basket component	Basket component weighting
	Russell 2000® Index	30.00%
	S&P 500® Index	70.00%
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Key Investment Rationale
Investors can use the Buffered PLUS to leverage returns by 200%, up to the maximum gain, and obtain contingent protection against a loss of the stated principal amount in the event that final basket value is equal to or less than the initial basket value, but not by more than the buffer amount. At maturity, investors will receive an amount in cash based upon the basket return. If the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket, subject to the maximum payment at maturity. If the final basket value is less than or equal to the initial basket value, but not by more than the buffer amount of 10%, investors will receive the stated principal amount at maturity. However, if the final basket value is less than the initial basket value by more than the buffer amount, investors will lose 1% for every 1% that the final basket value falls below the initial basket value in excess of the buffer amount. Investors may lose up to 90% of their investment in the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of TD. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Buffered PLUS.
Investors will not be entitled to receive any dividends paid with respect to the basket component constituent stocks and the Buffered PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.
Leveraged Performance up to a Cap
The Buffered PLUS offer investors an opportunity to capture enhanced returns on any positive performance of the basket relative to a hypothetical direct investment in the basket components or the basket component constituent stocks, within a certain range of positive performance.

Upside Scenario
If the final basket value is greater than the initial basket value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,208.40 per Buffered PLUS (120.84% of the stated principal amount).

Par Scenario	If the final basket value is less than or equal to the initial basket value, but not by more than the buffer amount, at maturity you will receive the stated principal amount.

Downside Scenario
If the final basket value is less than the initial basket value by more than the buffer amount, at maturity you will receive less than the stated principal amount and you will lose 1% for every 1% that the final basket value has fallen below the initial basket value in excess of the buffer amount. For example, if the basket return is -40%, each Buffered PLUS will redeem for $700.00, or 70% of the stated principal amount. The minimum payment at maturity on the Buffered PLUS is 10% of the stated principal amount and you could lose up to 90% of your investment in the Buffered PLUS.

March 2026	Page 3

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investor Suitability
The Buffered PLUS may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90% of your investment in the Buffered PLUS
■
You can tolerate a loss of some and up to 90% of your investment and are willing to make an investment that, if the final basket value is less than the initial basket value by more than the buffer amount, has similar downside market risk as that of a hypothetical direct investment in the basket, basket components or the basket component constituent stocks

■
You believe that the final basket value will be greater than the initial basket value and you understand and accept that any positive return that you earn on the Buffered PLUS will not exceed the maximum gain

■
You believe that the final basket value will be less than the initial basket value by not more than the buffer amount and you accept that any decrease in the final basket value from the initial basket value by more than the buffer amount will result in a loss, rather than a positive return, on your investment

■	You can tolerate fluctuations in the market prices of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the basket
■	You do not seek current income from your investment and are willing to forgo any dividends paid on any basket component constituent stocks
■	You are willing and able to hold the Buffered PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Buffered PLUS
■	You understand and are willing to accept the risks associated with the basket and the basket components
■
You are willing to assume the credit risk of TD for all payments under the Buffered PLUS, and you understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Buffered PLUS may not be suitable for you if:
■	You do not fully understand or are unwilling to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90% of your investment in the Buffered PLUS
■	You require an investment that provides for full protection against loss of principal
■
You are not willing to make an investment that, if the final basket value is less than the initial index value by more than the buffer amount, has similar downside market risk as that of a hypothetical direct investment in the basket, basket components or the basket component constituent stocks

■	You believe that the final basket value will not be greater than the initial basket value
■	You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential return on the Buffered PLUS is limited to the maximum gain
■	You cannot tolerate fluctuations in the market price of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the basket
■	You seek current income from your investment or prefer to receive the dividends paid on the basket component constituent stocks
■	You are unable or unwilling to hold the Buffered PLUS to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the basket and the basket components
■	You are not willing to assume the credit risk of TD for all payments under the Buffered PLUS, including any repayment of principal

March 2026	Page 4

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Buffered PLUS Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered PLUS are specified on the cover hereof):
Investors will not be entitled to receive any dividends paid with respect to the basket component constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Buffered PLUS are subject to our credit risk.
Stated principal amount:	$1,000.00 per Buffered PLUS
Buffer amount:	10%
Leverage factor:	200%
Initial basket value:	100.00
Maximum payment at maturity:	$1,208.40 per Buffered PLUS
Maximum gain:	20.84%
Minimum payment at maturity:	$100.00 (10% of the stated principal amount)
EXAMPLE 1: The value of the basket increases over the term of the Buffered PLUS and the payment at maturity is less than the maximum payment at maturity.
Final basket value	103.00
Basket return	(103.00 – 100.00) / 100.00 = 3.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × basket return), subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × 200% × 3.00%), subject to the maximum payment at maturity
= $1,060.00
In Example 1, the final basket value is greater than the initial basket value and the basket return is 3.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 200% times the basket return, resulting in a payment at maturity of $1,060.00 per Buffered PLUS (a total return of 6.00%).
EXAMPLE 2: The value of the basket increases over the term of the Buffered PLUS such that the payment at maturity is equal to the maximum payment at maturity.
Final basket value	150.00
Basket return	(150.00 – 100.00) / 100.00 = 50.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × basket return), subject to the maximum payment at maturity
= maximum payment at maturity of $1,208.40 per Buffered PLUS
In Example 2, the final basket value is greater than the initial basket value and the basket return is 50.00%. Under the terms of the Buffered PLUS, investors will realize the maximum payment at maturity if the basket return is 10.42% or higher. Therefore, in this example, investors receive the maximum payment at maturity of $1,208.40 per stated principal amount even though the basket has appreciated by an amount significantly greater than the return represented by the maximum payment at maturity.

March 2026	Page 5

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EXAMPLE 3: The final basket value is less than the initial basket value, but not by more than the buffer amount.
Final basket value	97.00
Basket return	(97.00 – 100.00) / 100.00 = -3.00%
Payment at maturity	= $1,000.00
In Example 3, the final basket value is less than the initial basket value and the basket return is -3.00%. Because the final basket value is less than the initial basket value but the percentage decline from the initial basket value to the final basket value is less than or equal to the buffer amount, investors receive the stated principal amount of $1,000.00 per Buffered PLUS at maturity (a total return of 0%).
EXAMPLE 4: The final basket value is less than the initial basket value by more than the buffer amount.
Final basket value	40.00
Basket return	(40.00 – 100.00) / 100.00 = -60.00%
Payment at maturity	= $1,000.00 + [$1,000.00 × (basket return + buffer amount)]
= $1,000.00 + [$1,000.00 × (-60.00% + 10.00%)]
= $1,000.00 - $500.00
= $500.00
In Example 4, the final basket value is less than the initial basket value and the basket return is -60.00%. Because the final basket value is less than the initial basket value by more than the buffer amount, investors receive a payment at maturity of $500.00 per Buffered PLUS (a return on investment of -50.00%).
If the final basket value is less than the initial basket value by more than the buffer amount, you will lose 1% for every 1% that the final basket value falls below the initial basket value in excess of the buffer amount and could lose up to 90% of your investment in the Buffered PLUS.

March 2026	Page 6

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS.
Risks Relating to Return Characteristics
◾
You may lose up to 90% of your investment in the Buffered PLUS. The Buffered PLUS differ from ordinary debt securities in that TD will not necessarily repay the stated principal amount of the Buffered PLUS at maturity. If the final basket value is less than the initial basket value by more than the buffer amount, you will lose 1% of your principal for every 1% that the final basket value falls below the initial basket value in excess of the buffer amount. You may lose up to 90% of your investment in the Buffered PLUS.

◾
The stated payout from the issuer applies only at maturity. You should be willing to hold your Buffered PLUS to maturity. The stated payout, including the benefit of the leverage factor, is available only if you hold your Buffered PLUS to maturity. If you are able to sell your Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Buffered PLUS even if the then-current value of the basket is equal to or greater than the initial basket value.

◾
Your potential return on the Buffered PLUS is limited to the maximum gain. The return potential of the Buffered PLUS is limited to the maximum gain. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Your return on the Buffered PLUS may be less than that of a hypothetical direct investment in the basket, basket components or the basket component constituent stocks.

◾	You will not receive any interest payments. TD will not pay any interest with respect to the Buffered PLUS.
◾
The amount payable on the Buffered PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the basket component closing values on the valuation date, subject to postponement for non-trading days with respect to any basket component and certain market disruption events. If the values of one or more of the basket components fall on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the basket at any time prior to such drop(s). Although the basket component closing values on the maturity date or at other times during the term of the Buffered PLUS may be higher than the basket component closing values on the valuation date, the payment at maturity will be based solely on the basket component closing values on the valuation date.

◾
Owning the Buffered PLUS is not the same as owning the basket component constituent stocks. The return on your Buffered PLUS may not reflect the return you would realize if you actually owned the basket component constituent stocks. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the basket component constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Buffered PLUS. In addition, as an owner of the Buffered PLUS, you will not have voting rights or any other rights that a holder of the basket component constituent stocks may have.

Risks Relating to Characteristics of the Basket and the Basket Components
◾
The basket is unequally weighted, and changes in the level of one basket component may be offset by changes in the level of the other basket component. A change in the level of one basket component may not correlate with changes in the level of the other basket component. The level of one basket components may increase while the level of the other basket component may not increase as much, or may even decrease. Therefore, in determining the level of the basket as of any time, increases in the level of one basket component may be moderated, or wholly offset, by lesser increases or decreases in the level of the other basket components. Because the weightings of the basket components are not equal, the performances of the S&P 500® Index will have a significantly larger impact on your return on the Buffered PLUS than the performance of the Russell 2000® Index.

◾
Correlation (or lack of correlation) of the basket components may adversely affect your return on the Buffered PLUS. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the basket components may not correlate with each other. At a time when the value of a basket component increases in value, the value of another basket component may not increase as much, or may even decline in value. Further,

March 2026	Page 7

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
high correlation of movements in the values of the basket components could adversely affect your return on the Buffered PLUS during periods of negative performance of the basket components. Changes in the correlation of the basket components may adversely affect the market value of, and return on, your Buffered PLUS.
◾
An investment in the Buffered PLUS involves market risk associated with the basket components. The return on the Buffered PLUS, which may be negative, is linked to the performance of the basket and indirectly linked to the value of the basket components and the basket component constituent stocks. The value of the basket can rise or fall sharply due to factors specific to the applicable basket component, its basket component constituent stocks and their issuers (the “basket component constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Buffered PLUS, should make your own investigation into the basket components and the basket component constituent stocks.

◾
There can be no assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the value of the basket components, and therefore the basket, will rise or fall and there can be no assurance that the basket return will be positive. The value of the basket components will be influenced by complex and interrelated political, economic, financial and other factors that affect its basket component constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the basket components in general and each basket component constituent stock in particular, and the risk of losing some or almost all of your investment in the Buffered PLUS.

◾
Changes affecting a basket component could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS. The policies of the index sponsor of each basket component as specified under “Information About the Basket and Basket Components” (each, an “index sponsor”), concerning additions, deletions and substitutions of the basket component constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those basket component constituent stocks may adversely affect the value of the applicable basket component. The policies of an index sponsor with respect to the calculation of a basket component could also adversely affect the value of such basket component. An index sponsor may discontinue or suspend calculation or dissemination of a basket component. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.

◾
The basket components reflect price return, not total return. The return on the Buffered PLUS is based on the performance of the basket components, which reflects the changes in the market prices of the basket component constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the basket component constituent stocks. The return on the Buffered PLUS will not include such a total return feature or dividend component.

◾
The Buffered PLUS are subject to small-capitalization stock risks. The Buffered PLUS are subject to small-capitalization stock risks because the Russell 2000® Index is comprised of stocks issued by small-capitalization companies and, therefore, are subject to risks associated with small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than an index of which a greater percentage of its basket component constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

◾
There is no affiliation between any index sponsor and TD, and TD is not responsible for any disclosure by any index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsors. However, we and our affiliates are not affiliated with any index sponsor and have no ability to control or predict its actions. You, as an investor in the Buffered PLUS, should conduct your own independent investigation of each index sponsor and the basket components. The index sponsors are not involved in the Buffered PLUS offered hereby in any way and have no obligation of any sort with respect to your Buffered PLUS. The index sponsors have no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your Buffered PLUS.

March 2026	Page 8

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risks Relating to Estimated Value and Liquidity
◾
The estimated value of your Buffered PLUS is less than the public offering price of your Buffered PLUS. The estimated value of your Buffered PLUS is less than the public offering price of your Buffered PLUS. The difference between the public offering price of your Buffered PLUS and the estimated value of the Buffered PLUS reflects costs and expected profits associated with selling and structuring the Buffered PLUS, as well as hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

◾
The estimated value of your Buffered PLUS is based on our internal funding rate. The estimated value of your Buffered PLUS is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS generally represents a discount from the credit spreads for our conventional, fixed-rate debt Buffered PLUS and the borrowing rate we would pay for our conventional, fixed-rate debt Buffered PLUS. This discount is based on, among other things, our view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt Buffered PLUS, or the borrowing rate we would pay for our conventional, fixed-rate debt Buffered PLUS were to be used, we would expect the economic terms of the Buffered PLUS to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Buffered PLUS is expected to increase the estimated value of the Buffered PLUS at any time.

◾
The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Buffered PLUS is based on our internal pricing models when the terms of the Buffered PLUS are set, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Buffered PLUS in the secondary market. As a result, the secondary market price of your Buffered PLUS may be materially less than the estimated value of the Buffered PLUS determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

◾
The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Buffered PLUS and may be less than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Buffered PLUS in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Buffered PLUS. Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt Buffered PLUS trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Buffered PLUS, as well as hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be less than the public offering price of your Buffered PLUS. As a result, the price at which the agent, other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be less than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

◾
The temporary price at which the agent may initially buy the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the Buffered PLUS in the secondary market (if the agent makes a market in the Buffered PLUS, which it is not obligated to do) may exceed the estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the original issue date of the Buffered PLUS, as discussed further under “Additional Information About the Buffered PLUS — Additional information regarding the estimated value of the Buffered PLUS”. The price at which the agent may initially buy or sell the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS.

March 2026	Page 9

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Buffered PLUS will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Buffered PLUS. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

◾
There may not be an active trading market for the Buffered PLUS — sales in the secondary market may result in significant losses. There may be little or no secondary market for the Buffered PLUS. The Buffered PLUS will not be listed or displayed on any Buffered PLUS exchange or electronic communications network. The agent or another one of our affiliates may make a market for the Buffered PLUS; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Buffered PLUS develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Buffered PLUS in any secondary market could be substantial. If you sell your Buffered PLUS before the maturity date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the basket components, and as a result, you may suffer substantial losses.

◾
If the value of a basket component changes, the market value of your Buffered PLUS may not change in the same manner. Your Buffered PLUS may trade quite differently from the performance of the basket components. Changes in the value of a basket component may not result in a comparable change in the market value of your Buffered PLUS. Even if the basket component closing value of a basket component increases to greater than its initial basket component value during the term of the Buffered PLUS, the market value of your Buffered PLUS may not increase by the same amount and could decline.

Risks Relating to General Credit Characteristics
◾
Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Although the return on the Buffered PLUS will be based on the performance of the basket components, the payment of any amount due on the Buffered PLUS is subject to TD’s credit risk. The Buffered PLUS are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Buffered PLUS and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Buffered PLUS. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Buffered PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest
◾
There are potential conflicts of interest between you and the calculation agent. The calculation agent will, among other things, determine the amount payable on the Buffered PLUS. We will serve as the calculation agent and may appoint a different calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket component has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the return on the Buffered PLUS, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

◾
The valuation date, and therefore the maturity date, are subject to market disruption events and postponements. The valuation date, and therefore the maturity date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.

◾
Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Buffered PLUS. We, the agent and/or our other affiliates may hedge our obligations under the Buffered PLUS by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a basket component or one or more basket component constituent stocks, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging

March 2026	Page 10

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
activities while the market value of the Buffered PLUS declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the basket components or one or more basket component constituent stocks.
These trading activities may present a conflict between the holders’ interest in the Buffered PLUS and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Buffered PLUS.
We, the agent and/or our other affiliates may, at present or in the future, engage in business with one or more basket component constituent stock issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Buffered PLUS. Moreover, we, the agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or one or more basket component constituent stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any of these activities by us and/or our other affiliates may affect the value of the basket components and, therefore, the basket and market value of, and return on, the Buffered PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
◾
Significant aspects of the tax treatment of the Buffered PLUS are uncertain. Significant aspects of the U.S. tax treatment of the Buffered PLUS are uncertain. You should read carefully the section entitled “Material U.S. federal income tax consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Buffered PLUS.

For a discussion of the Canadian federal income tax consequences of investing in the Buffered PLUS, please see the discussion herein under “Canadian taxation”. If you are not a Non-resident Holder (as that term is defined under “Canadian taxation” herein) for Canadian federal income tax purposes or if you acquire the Buffered PLUS in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Buffered PLUS and receiving the payment that might be due under the Buffered PLUS. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined herein under “Additional Information About the Securities — Canadian taxation”).

March 2026	Page 11

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Basket and Basket Components
All disclosures contained in this document regarding the basket components are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket components. You should make your own investigation into the basket components.
We obtained the historical performance information below from Bloomberg Professional® service (“Bloomberg”), without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The hypothetical historical performance of the basket and historical performance of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket component closing value of any basket component or the basket closing value at any time, including the valuation date.
The Basket
Because the basket is a newly created basket and its value began to be calculated only on the pricing date, there is no actual historical information about the historical basket performance as of the date of this document. Therefore, the hypothetical historical basket performance below is calculated based on publicly available information for each basket component as reported by Bloomberg without independent verification. The hypothetical historical basket performance has fluctuated in the past and may, in the future, experience significant fluctuations. The actual initial basket value was set to 100.00 on the trade date. Any hypothetical historical upward or downward trend in hypothetical historical basket performance during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of the Buffered PLUS.
The graph below illustrates the hypothetical performance of the basket from January 1, 2021 through March 31, 2026, based on the daily basket component closing values.
Basket Closing Values

March 2026	Page 12

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Russell 2000® Index
We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make -up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (its “Index Sponsor” or “FTSE Russell”).
RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – The Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.
Historical Information
The basket component closing value of RTY on March 31, 2026 was 2,496.374. The graph below sets forth the basket component closing values of RTY for each day from January 1, 2021 through March 31, 2026. We obtained the information in the graph below from Bloomberg, without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket component should not be taken as an indication of its future performance, and no assurance can be given as to the basket component closing value of the basket component at any time, including the valuation date.
Russell 2000® Index – Daily Basket Component Closing Values January 1, 2021 to March 31, 2026

March 2026	Page 13

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The basket component closing value of SPX on March 31, 2026 was 6,528.52. The graph below sets forth the basket component closing values of SPX for each day from January 1, 2021 through March 31, 2026. We obtained the information in the graph below from Bloomberg, without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket component should not be taken as an indication of its future performance, and no assurance can be given as to the basket component closing value of the basket component at any time, including the valuation date.
S&P 500® Index – Daily Basket Component Closing Values January 1, 2021 to March 31, 2026
This document relates only to the Buffered PLUS offered hereby and does not relate to the basket components or other securities linked to the basket components. We have derived all disclosures contained in this document regarding the basket components from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Buffered PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the basket components.
Neither TD nor any of its affiliates makes any representation to you as to the performance of the basket components.

March 2026	Page 14

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:

Trustee:	The Bank of New York
Calculation agent:	TD
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian bail-in:	The Buffered PLUS are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in law event:	Not applicable, notwithstanding anything to the contrary in the product supplement
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	basket component	reference asset
	basket component constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	basket component closing value	closing level
	initial basket value	initial level
	final basket value	final level
	buffer amount	buffer percentage
	basket return	percentage change
Additional information regarding the estimated value of the Buffered PLUS:
The final terms for the Buffered PLUS were determined on the pricing date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Buffered PLUS are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, estimated costs which we may incur in connection with the Buffered PLUS and the estimated cost which we may incur in hedging our obligations under the Buffered PLUS. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt Buffered PLUS trade in the secondary market, the use of an internal funding rate for the Buffered PLUS rather than the levels at which our benchmark debt Buffered PLUS trade in the secondary market is expected to have had an adverse effect on the economic terms of the Buffered PLUS.
On the cover page of this pricing supplement, we have provided the estimated value for the Buffered PLUS. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Buffered PLUS and our internal funding rate. For more information about the estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt Buffered PLUS trade in the secondary market, the use of an internal funding rate for the Buffered PLUS rather than the levels at which our benchmark debt Buffered PLUS trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Buffered PLUS. For more information see the

March 2026	Page 15

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

discussion under “Risk Factors — Risks Relating to Estimated Value and Liquidity — The estimated value of your Buffered PLUS is based on our internal funding rate”.
Our estimated value of the Buffered PLUS is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which the agent may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the Buffered PLUS in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 6 weeks after the original issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS which we will no longer expect to incur over the term of the Buffered PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material U.S. federal income tax consequences:
The U.S. federal income tax consequences of your investment in the Buffered PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered PLUS, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Buffered PLUS, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Buffered PLUS as prepaid derivative contracts with respect to the basket. If your Buffered PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your Buffered PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Buffered PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Buffered PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.
Except to the extent otherwise required by law, TD intends to treat your Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and

March 2026	Page 16

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered PLUS. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Buffered PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Buffered PLUS.
Non-U.S. Holders. Subject to Section 897 of the Code and Section 871(m) of the Code, and “FATCA”, each as discussed below, if the Buffered PLUS are offered to non-U.S. holders, you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Buffered PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any basket component constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Buffered PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Buffered PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Buffered PLUS upon a taxable disposition of the Buffered PLUS to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any basket component constituent stock issuer as a USRPHC and/or the Buffered PLUS as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a

March 2026	Page 17

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the basket components and our determination that the Buffered PLUS are not “delta-one” with respect to the basket components or any basket component constituent stocks, our special U.S. tax counsel is of the opinion that the Buffered PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Buffered PLUS are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Buffered PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket components, any basket component constituent stocks or your Buffered PLUS, and following such occurrence your Buffered PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered PLUS under these rules if you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Buffered PLUS. If you enter, or have entered, into other transactions in respect of the basket components, any basket component constituent stocks or the Buffered PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered PLUS in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered PLUS.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Buffered PLUS through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Buffered PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

March 2026	Page 18

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Buffered PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Buffered PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Buffered PLUS at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of the Buffered PLUS despite the fact that there will be no interest payments over the term of the Buffered PLUS.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered PLUS.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

Canadian taxation:
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Buffered PLUS upon the initial issuance of the Buffered PLUS by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Buffered PLUS on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Buffered PLUS, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Buffered PLUS as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Buffered PLUS or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Buffered PLUS or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Buffered PLUS or property acquired on settlement of a Buffered PLUS will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof, all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the Buffered PLUS and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative,

March 2026	Page 19

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Buffered PLUS described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Buffered PLUS should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Buffered PLUS and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
The Buffered PLUS
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Buffered PLUS to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Buffered PLUS is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Buffered PLUS to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Buffered PLUS is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Buffered PLUS, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Buffered PLUS was issued, does not exceed 4/3 of the interest stipulated to be payable on the Buffered PLUS, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Buffered PLUS by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of,

March 2026	Page 20

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Buffered PLUS. Pursuant to the terms of a distribution agreement, TDS has agreed to purchase the Buffered PLUS from TD at the price to public less a fee of $25.00 per Buffered PLUS. TDS has agreed to resell all of the Buffered PLUS to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells. TD or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which TD and an affiliate of Morgan Stanley Wealth Management have an ownership interest, for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Buffered PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Buffered PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Buffered PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Buffered PLUS. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Buffered PLUS after their initial sale. If a purchaser buys the Buffered PLUS from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of sales in Canada and to Canadian residents:	The Buffered PLUS may not be offered, sold or otherwise made available directly or indirectly in Canada or to any resident of Canada.
Prohibition on sales to EEA retail investors:
The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition on sales to United Kingdom retail investors:
The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as

March 2026	Page 21

$3,589,000 Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due April 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Validity of the Buffered PLUS:
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Buffered PLUS offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Buffered PLUS will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Buffered PLUS, authentication of the Buffered PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Buffered PLUS has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Buffered PLUS, the Buffered PLUS will have been validly executed and issued and, to the extent validity of the Buffered PLUS is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20,2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

March 2026	Page 22